EXHIBIT 4.1
AMENDMENT TO RIGHTS AGREEMENT
     AMENDMENT, dated as of April 23, 2007, to the Rights Agreement, dated as of January 31, 2007 (the “Rights Agreement”), between PYR Energy Corporation, a Maryland corporation (the “Company”), and U.S. Stock Transfer Corporation, a California corporation, as Rights Agent (the “Rights Agent”).
     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;
     WHEREAS, it is proposed that the Company enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “Merger Agreement”), substantially in the form set forth in Exhibit A to this Amendment, by and among the Company, Samson Investment Company (“Samson”) and Samson Acquisition Corp. (“Acquisition Corp.”), as the same may be amended from time to time (all capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement);
     WHEREAS, it is proposed that pursuant to the terms of the Merger Agreement the Company will grant Acquisition Corp. an option (the “Top-Up Option”), exercisable in accordance with the terms set forth in the Merger Agreement, to purchase shares of the Company’s common stock (the “Common Shares”) in an amount up to 19.9% of the outstanding Common Shares as of the date of the Merger Agreement;
     WHEREAS, the Board of Directors has determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders; and
     WHEREAS, the Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement to exempt the Merger Agreement, including, but not limited to, the Top-Up Option, and the transactions contemplated thereby from the application of the Rights Agreement.
     NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:
          (1) Amendment to the Preamble
          The second paragraph of the preamble of the Rights Agreement is hereby modified and amended by deleting the phrase “the Redemption Date and the Final Expiration Date” and replacing it with “the Redemption Date, the Termination Time and the Final Expiration Date.”
          (2) Amendment to Section 1(a)
          Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:
“Notwithstanding any of the terms of the foregoing definition, neither Samson nor Acquisition Corp., shall be deemed to be an Acquiring Person by virtue of (i) the execution, delivery or performance of the Merger Agreement or the public announcement of such execution and delivery, (ii) any of the transactions contemplated thereby, including, but not limited to, the Top-Up Option or (iii) the public announcement or the commencement of the Offer (as defined in the Merger Agreement) or the consummation of the Offer.”
          (3) Amendment of Section 1(g)
          The definition of “Distribution Date” in Section 1(g) of the Rights Agreement is amended by adding the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the commencement of the Offer or the consummation of the Offer or the Merger, (iii) the consummation of the other transactions contemplated by the Merger Agreement, including, but not limited to, the Top-Up Option, or (iv) the announcement or disclosure of any of the foregoing, including, but not limited to, (A) the announcement of Samson on March 20, 2007, of its intention to commence a cash tender offer to purchase 100% of the Company’s outstanding shares of common stock at an offer price of $1.21 per share, and (B) the announcement of Samson and Acquisition Corp. on March 28, 2007, of the commencement of a cash tender offer to purchase all of the Company’s outstanding shares of common stock for $1.21 per share.”
          (4) Amendment of Section 1(o)
          The definition of “Share Acquisition Date” in Section 1(o) of the Rights Agreement is amended by adding the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, no “Share Acquisition Date” will occur as a result of the execution, delivery or performance of the Merger Agreement or any other transactions contemplated by the Merger Agreement (including, but not limited to, the Top-Up Option), the public announcement of such execution and delivery, or the public announcement or the commencement of the Offer or the consummation of the Offer.”
          (5) Addition of Section 1(q)
          A new Section 1(q) is added to the Rights Agreement, to read as follows:
“(q) ‘Samson’ shall mean Samson Investment Company, a corporation duly organized and existing under the laws of the State of Nevada, and its successors.”
          (6) Addition of Section 1(r)
          A new Section 1(r) is added to the Rights Agreement, to read as follows:
“(r) ‘Acquisition Corp.’ shall mean Samson Acquisition Corp., a corporation duly organized and existing under the laws of the State of Maryland, and its successors.”

          (7) Addition of Section 1(s)
          A new Section 1(s) is added to the Rights Agreement, to read as follows:
“(s) ‘Merger Agreement’ shall mean the Agreement and Plan of Merger, to be dated as of April 23, 2007, by and among Samson, Acquisition Corp. and the Company, as the same may be amended from time to time.”
          (8) Addition of Section 1(t)
          A new Section 1(t) is added to the Rights Agreement, to read as follows:
“(t) ‘Top-Up Option’ shall mean the option granted to Acquisition Corp. pursuant to Section 1.5 of the Merger Agreement.”
          (9) Addition of Section 1(u)
          A new Section 1(u) is added to the Rights Agreement, to read as follows:
“(u) ‘Termination Time’ shall be the time immediately after the acceptance for payment of, and payment for, all shares of the Common Shares tendered pursuant to the Offer.”
          (10) Amendment to Section 3 and Section 6
          Section 3 and Section 6 of the Rights Agreement is hereby modified and amended by deleting the phrase “Redemption Date” and replacing it with “Redemption Date, the Termination Time,”.
          (11) Amendment of Section 7(a)
          Section 7(a) of the Rights Agreement is amended and restated to read in its entirety as follows:
“The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-thousandth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on January 31, 2010 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) the Termination Time.”
          (12) Amendment to Section 13
          The language of Section of 13 of the Rights Agreement prior to Section 13, Clause (w) is amended to read as follows:

“Section 13. Consolidation, Merger or Sale or Transfer of Assets of Earning Power. In the event, directly or indirectly, (a) the Company shall consolidate with, or merge with and into, any other Person, (b) any Person shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for stock or other securities of any other Person (or the Company) or cash or any other property, or (c) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than the Company or one or more of its wholly owned Subsidiaries, provided, however, that as long as the Merger Agreement shall not have been terminated, the references to ‘other Person’ and ‘any Person’ in the above transactions (a) through (c) shall not include Samson, Acquisition Corp. or any of their Affiliates or Associates, then, and in each such case, proper provision shall be made so that”
          (13) Amendment to Section 25
          Clause (iv) of Section 25(a) of the Rights Agreement is amended to read as follows:
“(iv) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person, provided, however, that as long as the Merger Agreement shall not have been terminated, such other Person shall not, in any such consolidation, merger, or sale or transfer of assets or earning power, include Samson, Acquisition Corp. or any of their Affiliates or Associates,”
          (14) Amendment of Section 29
          Section 29 of the Rights Agreement is amended to add the following sentence at the end thereof:
“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the execution, delivery or performance of the Merger Agreement or the public announcement of such execution and delivery, (ii) any of the transactions contemplated by the Merger Agreement, including, but not limited to, the Top-Up Option or (iii) the public announcement or the commencement of the Offer or the consummation of the Offer.”
          (15) Effectiveness
          This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          (16) Definitions
          The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Agreement or Rights Agreement shall be deemed to include this Amendment.
          (17) Miscellaneous
          This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:	PYR ENERGY CORPORATION

/s/ Tucker Franciscus	/s/ Kenneth R. Berry, Jr._

Name: Tucker Franciscus	Name: Kenneth R. Berry, Jr.
Title: Corporate Secretary	Title: Chief Executive Officer

Attest:	U.S. STOCK TRANSFER CORPORATION

/s/ Richard Tilton	/s/ Richard C. Brown

Name: Richard Tilton	Name: Richard C. Brown
Title: Asst. Vice President	Title: Vice President